Exhibit 3.1

Certificate of Amendment to Articles of Incorporation
for Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390)

1.           Name of corporation:  ESP Resources, Inc.

2.           The articles have been amended as follows:

The SECOND Article of the Articles of Incorporation of ESP Resources, Inc. has been amended to change the address of the registered agent and shall read in its entirety as follows (replacing the SECOND Article of the October 27, 2004 Articles of Incorporation):

SECOND.  The corporation’s registered office in the State of Nevada is located at 1000 East William Street, Suite 204, Carson City, NV 89701.  The corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time-to-time designated by the Board of Directors, or by the By-Laws of the corporation, and that this corporation may conduct all corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

The FOURTH Article of the Articles of Incorporation of ESP Resources, Inc. has been amended to reflect the current authorized capital stock of the corporation, including the authorization of a new class of stock, preferred stock, and shall read in its entirety as follows (replacing the FOURTH Article of the October 27, 2004 Articles of Incorporation):

FOURTH.  The total number of shares of common stock authorized that may be issued by the corporation is THREE HUNDRED FIFTY MILLION (350,000,000) shares of stock at ONE TENTH OF A CENT ($.001) par value.  The total number of shares of preferred stock authorized that may be issued by the corporation is TEN MILLION (10,000,000) shares of stock at ONE TENTH OF A CENT ($.001) par value.  Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors and without further amendment to the Articles of Incorporation.

The EIGHTH Article of the Articles of Incorporation of ESP Resources, Inc. has been amended to state that the name and address of the corporation’s registered agent and shall read in its entirety as follows (replacing the EIGHTH Article of the October 27, 2004 Articles of Incorporation):

EIGHTH.  The resident agent for this corporation shall be:

National Registered Agents, Inc.

The address of said agent and the registered or statutory address of this corporation in the State of Nevada shall be:

1000 East William Street, Suite 204
Carson City, NV 89701

4.           Effective date of filing (optional):  _________________________ (must not be later than 90 days after the certificate is filed)

5.           Signature (Required):     /s/ David Dugas
                                                         David Dugas